Exhibit 4.2

APPOINTMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT

This APPOINTMENT, ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), dated as of the 28th day of November, 2008, is by and between CARMAX, INC., a Virginia corporation (the “Assignor”), and American Stock Transfer & Trust Company, LLC, a New York banking corporation (the “Assignee”).

W I T N E S S E T H :

WHEREAS, Assignor and WELLS FARGO BANK MINNESOTA, N.A., a national banking association (“Wells Fargo”), have entered into that certain Rights Agreement, dated as of May 21, 2002 (the “Assigned Agreement”); and

WHEREAS, Assignor desires to remove Wells Fargo as Rights Agent and appoint Assignee as a successor Rights Agent  pursuant to Section 21 of the Assigned Agreement, and Assignee desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Assignor and the Assignee agree as follows:

1. Appointment.  Pursuant to Section 21 of the Assigned Agreement, Assignor hereby appoints and Assignee hereby accepts such appointment as a successor Rights Agent pursuant to the Assigned Agreement effective as of the close of business on January 23, 2009 (the “Effective Date”).  As of the Effective Date, Assignee shall be deemed as Rights Agent under the Assigned Agreement and shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent under the Assigned Agreement.

2. Representation.  Assignee hereby represents and warrants that it meets and that it will continue to meet the qualifications and requirements for the Rights Agent as set forth in the Assigned Agreement.

3. Miscellaneous..  This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the choice of law provisions thereof. Except as otherwise provided herein, (i) defined terms in this Agreement shall have the meaning ascribed to them in the Assigned Agreement and (ii) the Assigned Agreement shall remain in full force and effect.  Except as specifically provided herein, this Agreement may be changed only by a written amendment signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CARMAX, INC.

By:	/s/ Keith D. Browning

Name:	Keith D. Browning

Title:	EVP & CFO

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Kenneth E. Staab

Name:	Kenneth E. Staab

Title:	Senior Vice President